Exhibit 99.1

FOR IMMEDIATE RELEASE

March 3, 2025

Genesis Energy, L.P. Announces the Sale of its Soda Ash Operations

HOUSTON- (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced that it has closed a transaction to sell its soda ash manufacturing and related operations (the “Alkali Business”) to an indirect affiliate of WE Soda Ltd. Transaction highlights include:

•	The implied enterprise value of the Alkali Business is $1.425 billion, inclusive of working capital at closing;

•	The ORRI bonds, with approximately $390 million of remaining principal net of restricted cash, will stay in place and be an ongoing obligation of the Alkali Business; and

•	As a result, Genesis has received approximately $1.010 billion in cash, net of all adjustments and after the payment of anticipated transaction related fees and expenses

Grant Sims, CEO of Genesis Energy, said, “This transaction gives Genesis the financial flexibility to accelerate the process of simplifying our capital structure. With the sale of the Alkali Business, our primary focus will once again be on the midstream energy space and our industry leading businesses therein.

We anticipate using these cash proceeds to pay down our senior secured revolving credit facility, to permanently retire unsecured debt and to repurchase corporate convertible preferred equity securities, each in amounts yet to be finally determined. We believe this transaction gives us immediate financial flexibility to look at ways to further drive value for our unitholders, as well as everyone else in the capital structure.

The Alkali Business is world class, not only in terms of its physical assets but also, most importantly, its people. We wish everyone in the business the best in their future endeavors. It has been an honor and a privilege to work alongside each of you over the past seven plus years.”

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Tax Note

This transaction could generate a tax gain for the holders of Genesis Energy, L.P.’s common units as of February 28, 2025 (the “Sale Date”). The tax impact on each common unitholder will vary based on their specific tax situation, including their individual ownership, and their holding period, of Genesis common units. This transaction will accelerate certain tax attributes currently embedded in each unit associated with the assets just sold. The partnership intends, to the extent it is able, to increase its distributions of Available Cash before Reserves to all common units over the coming quarters, which may offset a portion of any potential tax liability associated with this specific transaction. You may want to consult with a tax advisor to evaluate the tax implications for any units you owned as of the Sale Date.

We define Available Cash before Reserves as Adjusted EBITDA adjusted for certain items, the most significant of which in the relevant reporting periods have been the sum of maintenance capital utilized, interest expense, net, cash tax expense and cash distributions paid to our Class A convertible preferred unitholders.

Advisors

Citi served as exclusive financial advisor and Paul Hastings LLP served as legal counsel to Genesis.

About Genesis Energy

Genesis Energy, L.P. (NYSE: GEL) is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, sulfur services, onshore facilities and transportation and marine transportation. Genesis’ operations are primarily located in the Gulf Coast region of the United States and the Gulf of Mexico.

Forward Looking Statements

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, no assurance can be given that our goals will be achieved, including statements related to our ability to increase distributions, our financial flexibility, simplifying our capital structure and our anticipated use of proceeds from the Alkali Sale.. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are publicly available on our website at https://www.genesisenergy.com/. Actual results may vary materially, including, but not limited to, as a result of weather, political, economic and market conditions, a reduction in demand for our services, discussions regarding terms and conditions of certain security repurchases, the timing and success of business development efforts and other uncertainties. We undertake no obligation to publicly update or revise any forward- looking statement.

Contact:

Genesis Energy, L.P.

Dwayne Morley

VP – Investor Relations

(713) 860-2536